    As filed with the Securities and Exchange Commission on October 27, 1995

                                                       Registration No. 33-60839

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   ----------

                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8
                             REGISTRATION STATEMENT

                        Under The Securities Act of 1933

                                  -----------

                           TELE-COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)


            Delaware                                          84-1260157
   ---------------------------                           -------------------
  (State or other jurisdiction                           (I.R.S. Employer
of incorporation or organization)                        Identification No.)




                EMPLOYEE STOCK PURCHASE PLAN FOR BARGAINING UNIT
                      EMPLOYEES OF UNITED CABLE TELEVISION
                        OF BALTIMORE LIMITED PARTNERSHIP
                        --------------------------------
                            (Full title of the Plan)


                             Stephen M. Brett, Esq.
                           Tele-Communications, Inc.
                                Terrace Tower II
                                5619 DTC Parkway
                        Englewood, Colorado  80111-3000
                                 (303) 267-5500

 (Name, address, including zip code and telephone no., including area code, of agent for service)

                                EXPLANATORY NOTE

          The Form S-8 Registration Statement (No. 33-60839) (the "Registration Statement"), which is incorporated herein by reference, related to the offering of up to 10,000 shares of Class A Common Stock, par value $1.00 per share ("Class A Common Stock"), of Tele-Communications, Inc. (the "Company"). Prior to the redesignation of the Class A Common Stock referred to below, no shares of Class A Common Stock had been sold pursuant to the Registration Statement.

          On August 3, 1995, the Company's Restated Certificate of Incorporation was amended to, among other things, redesignate the Class A Common Stock and the Company's Class B Common Stock, par value $1.00 per share, as Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share (the "Series A TCI Group Common Stock"), and Tele-Communications, Inc. Series B TCI Group Common Stock, par value $1.00 per share (the "Series B TCI Group Common Stock" and, together with the Series A TCI Group Common Stock, the "TCI Group Common Stock"), respectively, and to authorize two additional series of the Company's common stock, designated as the Tele-Communications, Inc. Series A Liberty Media Group Common Stock, par value $1.00 per share (the "Series A Liberty Media Group Common Stock"), and the Tele-Communications, Inc. Series B Liberty Media Group Common Stock, par value $1.00 per share (the "Series B Liberty Media Group Common Stock" and, together with the Series A Liberty Media Group Common Stock, the "Liberty Media Group Common Stock"). Thereafter, the Company distributed to holders of record of shares of Series A TCI Group Common Stock and Series B TCI Group Common Stock one-fourth of a share of the corresponding series of Liberty Media Group Common Stock in respect of each share of TCI Group Common Stock held of record as of August 4, 1995, the record date for the distribution. The shares of Series A TCI Group Common Stock and Series B TCI Group Common Stock and the shares of Series A Liberty Media Group Common Stock and Series B Liberty Media Group Common Stock are traded on the Nasdaq National Market under the symbols "TCOMA", "TCOMB", "LBTYA" and "LBTYB", respectively.

          The purpose of this Amendment No. 1 to the Registration Statement ("Amendment No. 1") is (i) to reflect the redesignation of the shares of Class A Common Stock heretofore registered into an equal number of shares of Series A TCI Group Common Stock and (ii) in accordance with Rule 416(b) promulgated under the Securities Act of 1933, as amended, to include in such registration the shares of Series A Liberty Media Group Common Stock distributed in respect of the shares originally registered on the Registration Statement. As a result, the Registration Statement, as amended by this Amendment No. 1, will be deemed to cover both the 10,000 shares of Series A TCI Group Common Stock originally registered (after giving effect of the redesignation of the Class A Common Stock into Series A TCI Group Common Stock) and the 2,500 shares of Series A Liberty Media Group Common Stock distributed in respect of such registered shares in the distribution.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

    The following documents filed by Tele-Communications, Inc. (the "Registrant" or the "Company") with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference (File No. 0-20421):

    (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A (Amendment No. 1).

    (ii) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995.

    (iii) The Company's Current Reports on Form 8-K, dated January 23, 1995, February 3, 1995 (as amended by Form 8-K/A), February 13, 1995, February 15, 1995, April 6, 1995, April 20, 1995 (as amended by Form 8-K/A), May 4, 1995 (as amended by Form 8-K/A), July 26, 1995, and August 10, 1995.

    (iv) Items 3 and 4 of the Company's registration statement on Form 8-B, as amended by Form 8-B/A (Amendments No. 1, 2, 3 and 4).

    (v) Item 1 of the Company's registration statement on Form 8-A, as amended by Form 8-A/A (Amendments No. 1 and 2).

    (vi) The financial statements and notes thereto of Liberty Media Corporation and subsidiaries as of December 31, 1993 and 1992 and the years ended December 31, 1993 and 1992 and the period from April 1, 1991 to December 31, 1991 and the consolidated statements of operations, stockholders' equity, and cash flows of Liberty Media (a combination of certain programming interests and cable television assets of TCI Communications, Inc. (formerly Tele-Communications, Inc.)) for the period from January 1, 1991 to March 31, 1991 included in the Company's Proxy Statement/Prospectus, dated June 29, 1995 (Registration No. 33-59657).

    (vii) The financial statements and notes thereto of Liberty Media Group (a combination of certain assets of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation) as of December 31, 1994 and 1993 and for each of the years in the three year period ended December 31, 1994, included in the Company's Proxy Statement/Prospectus, dated June 29, 1995 (Registration No. 33-59657).

    (viii) The financial statements and notes thereto of TCI Group (a combination of certain assets of Tele-Communications, Inc. and its affiliate, Liberty Media Corporation) as of December 31, 1994 and 1993 and for each of the years in the three year period ended December 31, 1994, included in the Company's Proxy
           Statement/Prospectus, dated June 29, 1995 (Registration Statement No. 33-59657).

    (ix) The latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act by the Employee Stock Purchase Plan for Bargaining Unit Employees of United Cable Television of Baltimore Limited Partnership (the "Plan").

     In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

ITEM 4.   DESCRIPTION OF SECURITIES.

     All of the securities being registered are either registered under Section 12 of the Exchange Act or are plan interests.

ITEM 5.   INTEREST OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the facts and circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 102(b)(7) of the Delaware General Corporation Law provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     Article V, Section E of the Company's Restated Certificate of Incorporation provides as follows:

               1.  Limitation on Liability.
                   -----------------------

               To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of the Corporation existing at the time of such repeal or modification.

               2.  Indemnification.
                   ---------------

               (a) Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Section E. The Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

               (b) Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

               (c) Claims. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

               (d) Non-Exclusivity of Rights. The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

               (e) Other Indemnification. The Corporation's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.


     Article II, Section 2.9 of the Company's Bylaws also contains an indemnity provision, requiring the Company to indemnify members of the Board of Directors and officers of the Company and their respective heirs, personal representatives and successors in interest for or on account of any action performed on behalf of the Corporation, to the fullest extent provided by the laws of the State of Delaware and the Company's Certificate of Incorporation, as then or thereafter in effect.

     The Company has also entered into indemnification agreements with each of its directors (each director, an "indemnitee"). The indemnification agreements provide (i) for the prompt indemnification to the fullest extent permitted by law against any and all expenses, including attorneys' fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness or participating in (including on appeal), or in preparing for ("Expenses"), any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation ("Claim"), related to the fact that such indemnitee is or was a director, officer, employee, agent or fiduciary of the Company or is or was serving at the Company's request as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by a director or officer in any such capacity, and against any and all judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) of any Claim, unless the Reviewing Party (one or more members of the Board of Directors or other person appointed by the Board of Directors, who is not a party to the particular claim, or independent legal counsel) determines that such indemnification is not permitted under applicable law and (ii) for the prompt advancement of Expenses, and for reimbursement to the Company if the Reviewing Party determines that such indemnitee is not entitled to such indemnification under applicable law. In addition, the indemnification agreements provide (i) a mechanism through which an indemnitee may seek court relief in the event the Reviewing Party determines that the indemnitee would not be permitted to be indemnified under applicable law (and therefore is not entitled to indemnification or expense advancement under the indemnification agreement) and (ii) indemnification against all expenses (including attorneys' fees), and advancement thereof if requested, incurred by the indemnitee in seeking to collect an indemnity claim or advancement of expenses from the Company or incurred in seeking to recover under a directors' and officers' liability insurance policy, regardless of whether successful or not. Furthermore, the indemnification agreements provide that after there has been a "change in control" in the Company (as defined in the indemnification agreements), other than a change in control approved by a majority of directors who were directors prior to such change, then, with respect to all determinations regarding a right to indemnity and the right to advancement of Expenses, the Company will seek legal advice only from independent legal counsel selected by the indemnitee and approved by the Company.

     The indemnification agreements impose upon the Company the burden of proving that an indemnitee is not entitled to indemnification in any particular case and negate certain presumptions that may otherwise be drawn against an indemnitee seeking indemnification in connection with the termination of actions in certain circumstances. Indemnitees' rights under the indemnification agreements are not exclusive of any other rights they may have under Delaware law, the Company's Bylaws or otherwise. Although not requiring the maintenance of directors' and officers' liability insurance, the indemnification agreements require that indemnitees be provided with the maximum coverage available for any Company director or officer if there is such a policy.

     The Company may purchase liability insurance policies covering its directors and officers.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable

ITEM 8.   EXHIBITS.

          See Exhibit Index and Exhibits at the end of this Registration Statement.

          The Registrant hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan under Section 401 of the Internal Revenue Code.

ITEM 9.   UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-effective Amendment No. 1 to the Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on October 27, 1995.


                                    TELE-COMMUNICATIONS, INC.



                                    By:    /s/ Stephen M. Brett
                                         ----------------------
                                    Name:  Stephen M. Brett
                                    Title: Executive Vice President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-effective Amendment No. 1 to the Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                    Title                               Date
---------                    -----                               ----


         *                   Chairman of the Board            October 27, 1995
---------------------        and Director
(Bob Magness)



         *                   President and Director           October 27, 1995
---------------------        (Principal Executive
(John C. Malone)             Officer)




         *                   Executive Vice President and     October 27, 1995
---------------------        Director (Principal Financial
(Donne F. Fisher)            and Accounting Officer)




         *                   Director                         October 27, 1995
---------------------
(John W. Gallivan)




         *                   Director                        October 27, 1995
----------------------
(Kim Magness)



        *                    Director                        October 27, 1995
----------------------
(Robert A. Naify)



        *                    Director                        October 27, 1995
----------------------
(Jerome H. Kern)



        *                    Director                        October 27, 1995
----------------------
(Tony Coelho)


*By:   /s/ Stephen M. Brett                                  October 27, 1995
     -------------------------------
     Stephen M. Brett
     Attorney-in-Fact

    Pursuant to the requirements of the Securities Act of 1933, as amended, the persons who administer the Plan have duly caused this Post-effective Amendment No. 1 to the Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on October 27, 1995.


                         By:    /s/ Gary Bracken
                            -------------------------
                         Name:  Gary Bracken
                         Title: Plan Administrator

                                 EXHIBIT INDEX

Sequential Exhibits
-------------------

/*/4.1 Agreement and Plan of Merger, dated as of January 27, 1994, by and among the Company, Liberty, Old TCI, TCI Mergerco, Inc. and Liberty Mergerco, Inc. (incorporated herein by reference to Old TCI's Current Report on Form 8-K, dated February 15, 1994 (Commission File No. 0-5550)).

/*/4.2 Amendment No. 1, dated as of March 30, 1994, to Agreement and Plan of Merger, dated as of January 27, 1994, by and among the Company, Liberty, Old TCI, TCI Mergerco, Inc. and Liberty Mergerco, Inc. (incorporated herein by reference to Old TCI's Current Report on Form 8-K dated April 6, 1994 (Commission File No. 0-05550)).

/*/4.3 Amendment No. 2, dated as of August 4, 1994, to Agreement and Plan of Merger, dated as of January 27, 1994, by and among the Company, Liberty, Old TCI, TCI Mergerco, Inc. and Liberty Mergerco, Inc. (incorporated herein by reference to the Company's and Old TCI's Current Report on Form 8-K jointly filed on August 18, 1994) (Commission File Nos. 0-20421 and 0-5550)).

/*/4.4 Agreement and Plan of Merger, dated as of June 6, 1991, between UAE and Old TCI (incorporated herein by reference to Old TCI's Current Report on Form 8-K, dated June 12, 1991, (Commission File No. 0-5550)).

/*/4.5 First Amendment to Agreement and Plan of Merger, dated as of June 6, 1991, between UAE and Old TCI (incorporated herein by reference to Old TCI's Current Report on Form 8-K, dated December 12, 1991, as amended by Form 8 amendment dated January 28, 1992 (Commission File No. 0-5550)).

/*/4.6  Amendment and Restated Employee Stock Purchase Plan.

/*/4.7  Summary Plan Description.

  4.8 Restated Certificate of Incorporation of the Company, dated August 4, 1994, as amended on August 4, 1994, August 16, 1994, October 11, 1994, October 21, 1994, January 26, 1995, August 3, 1995 and August 3, 1995 (Incorporated herein by reference to Exhibit 99.1 of Company's Current Report on Form 8-K, dated August 10, 1995, (Commission File No. 0-20421)).

  4.9 Bylaws of the Company as adopted June 16, 1994 (Incorporated herein by reference to Exhibit 4.2 of the Company's registration statement on Form 8-A, as amended by Form 8-A/A (Amendment No. 1) Commission File No. 0-20421).

  4.10 Specimen Stock Certificate for the Series A TCI Group Common Stock, par value $1.00 per Share, of the Company (Incorporated herein by reference to Exhibit 4.3 of Company's registration statement on Form 8-A, as amended by Form 8-A/A (Amendment No. 1) Commission File No. 0-20421).

  4.11 Specimen Stock Certificate for the Series A Liberty Media Group Common Stock, par value $1.00 per Share, of the Company (Incorporated herein by reference to Exhibit 4.5 of Company's registration statement on Form 8-A, as amended by Form 8-A/A (Amendment No. 1) Commission File No. 0-20421).

--------------------
*Previously Filed

 23.1   Consent of KPMG Peat Marwick LLP.

 23.2   Consent of KPMG Peat Marwick LLP.

 23.3   Consent of KPMG Peat Marwick LLP.

 23.4   Consent of KPMG Peat Marwick LLP.

 23.5   Consent of KPMG.

 23.6   Consent of KPMG Peat Marwick LLP.

 23.7   Consent of KPMG Finsterbusch Pickenhayn Sibille.

 23.8   Consent of Price Waterhouse LLP.

/*/24   Power of Attorney.


--------------------

*Previously Filed